GORSUCH KIRGIS L.L.C.
                              Attorneys at Law
                           1401 Seventeenth Street
                                 Suite 1100
                           Denver, Colorado 80202
                          Telephone (303) 299-8900
                             Fax (303) 298-0215


April 29, 1997



Carlyle Golf, Inc.
10550 E. 54th Avenue, Unit E
Denver, Colorado 80239

     Re:  Carlyle Golf, Inc.
          Registration Statement on Form S-3

Gentlemen:

     We are counsel to Carlyle Golf, Inc., a Colorado corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 30, 1997 (the "Registration Statement"), relating to a proposed offering by the Selling Shareholders to the public of a maximum of 4,787,549 shares of the Company's Common Stock, $.001 par value (the "Common Stock").

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado; and

     2. The Common Stock, when sold pursuant to and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of our name beneath the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5 thereto.

                                 Very truly yours,

                                 GORSUCH KIRGIS L.L.C.
                                 /s/Gorsuch Kirgis L.L.C.